PROSPECTUS Dated November 10, 2004    Amendment No. 1 dated November 24, 2004 to
PROSPECTUS SUPPLEMENT                                Pricing Supplement No. 1 to
Dated November 10, 2004                    Registration Statement No. 333-117752
                                                         Dated November 16, 2004
                                                                  Rule 424(b)(3)


                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                           Senior Floating Rate Notes

                            ------------------------


     We will have the right to call these notes in whole on December 2, 2009, at $1,000 per note. If we decide to call the notes, we will give you notice at least 10 business days before the call date specified in the notice. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.

Principa Amount:                U.S. $21,000,000

Maturity Date:                  December 2, 2019

Settlement Date
  (Original Issue Date):        December 2, 2004

Interest Accrual Date:          December 2, 2004

Issue Price:                    100%

Underwriter's
   Discounts and Commissions:   2.00%

Proceeds to Company:            98.00%

Interest Payment Dates:         The 2nd of each month, beginning January 2, 2005

Interest Payment Period:        Monthly

Base Rate:                      CMT Rate, with a Designated CMT Maturity Index
                                of 10 years

Interest Rate:                  80% x Base Rate

Day Count Fraction:             30/360

Index Maturity:                 N/A

Spread (Plus or Minus):         N/A

Maximum Interest Rate:          N/A

Minimum Interest Rate:          4.00%

Initial Interest Rate:          To be determined on the second business day
                                immediately preceding the original issue date of the notes.

Initial Interest Reset Date:    December 2, 2004

Interest Reset Dates:           The 2nd of each month, beginning December 2,
                                2004, whether or not such date is a business day

Interest Reset Period:          Monthly

Interest Determination Dates:   Two business days prior to each interest reset
                                date

Reporting Service:              The Base Rate shall be determined by reference
                                to Bloomberg Page H15T10Y, which page shall replace all references to Designated CMT
                                Telerate Pages 7051 and 7052 in the accompanying prospectus supplement.

Book-Entry Note or
  Certificated Note:            Book-entry note

Senior Note or
  Subordinated Note:            Senior note

Calculation Agent:              JPMorgan Chase Bank, N.A. (formerly known as
                                JPMorgan Chase Bank)

Agent:                          Morgan Stanley & Co. Incorporated

Minimum Denomination:           $1,000

Specified Currency:             U.S. dollars

Business Day:                   New York

CUSIP:                          61745ESV4

Other Provisions:               None

      Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY

Supplemental Information Concerning Plan of Distribution

     Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the accompanying prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover of this pricing supplement. The Agent may allow a concession not in excess of 2.00% of the principal amount of the notes to other dealers. We expect to deliver the notes against payment therefor in New York, New York on December 2, 2004. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.